Exhibit 99.1

Shake Shack Appoints Michelle Hook as Chief Financial Officer

NEW YORK, NY – May 7, 2026 – (BUSINESS WIRE) – Shake Shack Inc. ("Shake Shack" or the "Company") (NYSE:SHAK) today announced the appointment of Michelle Hook as the Company's Chief Financial Officer, effective May 11, 2026. Ms. Hook joins Shake Shack's executive leadership team and will be responsible for leading financial operations across the Company, including accounting and treasury, financial planning and analysis, tax, investor relations and external reporting.

Ms. Hook brings more than two decades of financial and operational leadership experience in the restaurant industry, with a proven track record of scaling growth companies and building high-performing teams.

“We are thrilled to welcome Michelle to the Shake Shack team,” said Rob Lynch, Chief Executive Officer of Shake Shack. “She brings deep restaurant industry expertise and significant public company experience to the role. I’m confident Michelle will be a valuable addition to our leadership team as we continue to advance our culture of Enlightened Hospitality and further strengthen our best-in-class finance organization on our path to 1,500 Company-operated Shacks.”

Ms. Hook joins Shake Shack from Portillo’s, where she served as Chief Financial Officer beginning in December 2020. In that role, she led finance, supply chain and information technology, helped take the company public in 2021, strengthened its financial infrastructure, built processes to support significant growth, and fostered transparent communication with the investment community. Previously, Ms. Hook spent more than 17 years at Domino’s Pizza, Inc., where she most recently served as Vice President of Finance for global FP&A and investor relations, and held various accounting and finance leadership positions. Earlier in her career, she worked at Arthur Andersen and held finance roles at Holcim. Ms. Hook holds an MBA from the University of Michigan and a B.A. in accounting from Michigan State University. She is a certified public accountant.

“I’ve long admired Shake Shack and the team’s disciplined approach to building a beloved brand,” said Michelle Hook. “The team’s ability to grow thoughtfully while keeping hospitality at the core of the business is a powerful driver of sustainable value and I am honored to contribute to its next chapter of growth.”

Photo available here.

About Shake Shack

Shake Shack serves elevated versions of American classics using only the best ingredients. It’s known for its delicious made-to-order Angus beef burgers, crispy chicken, hand-spun milkshakes, house-made lemonades, beer, wine, and more. With its high-quality food at a great value, warm hospitality, and a commitment to crafting uplifting experiences, Shake Shack quickly became a cult-brand with widespread appeal. Shake Shack’s purpose is to Stand For Something Good®, from its premium ingredients and employee development to its inspiring designs and deep community investment. Since the original Shack opened in 2004 in NYC’s Madison Square Park, the Company has expanded to over 685 locations system-wide, including over 440 in 35 U.S. States and the District of Columbia, and over 245 international locations across London, Hong Kong, Shanghai, Singapore, Mexico City, Istanbul, Dubai, Tokyo, Seoul and more.

Skip the line with the Shack App, a mobile ordering app that lets you save time by ordering ahead! Guests can select their location, pick their food, choose a pickup time and their meal will be cooked-to-order and timed to arrival. Available on iOS and Android.

Learn more: shakeshack.com | IG: @shakeshack | X: @shakeshack | facebook.com/shakeshack

Media:

Meg Davis, Shake Shack

mcastranova@shakeshack.com

Investor Relations:

Alison Sternberg, Shake Shack

Head of Investor Relations

(844) SHACK-04 (844-742-2504)

investor@shakeshack.com